Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Kyverna Therapeutics, Inc.

Emeryville, California

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 27, 2025, relating to the financial statements of Kyverna Therapeutics, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ BDO USA, P.C.

San Diego, California

March 27, 2025